EXHIBIT 23


Subsidiaries of Registrant



       Name                                           State of Incorporation
       ----                                           ----------------------

       Advanced Laser Products, Inc.                         Nevada

       Digital Corporate Profiles                            California

       DXF Design                                            California

       Digs Web Video                                        California